Exhibit 3.2

FORM OF AMENDED AND RESTATED BYLAWS

OF

B&G FOODS, INC.(1)

ARTICLE I

STOCKHOLDERS

1.1.          Meetings.

1.1.1.       Place.  Meetings of the stockholders shall be held at such place as may be designated by the board of directors.

1.1.2.       Annual Meeting.  An annual meeting of the stockholders for the election of directors and for other business shall be held on such date and at such time as may be fixed by the board of directors.

1.1.3.       Special Meetings.  Special meetings of the stockholders of the Company may be called at any time by the board of directors, by the chairman of the board of directors, or by any number of stockholders owning an aggregate of not less than 20% of the number of outstanding shares of common stock entitled to vote.

1.1.4.       Quorum.  The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of stock of the Company entitled to vote on a particular matter shall constitute a quorum for the purpose of considering such matter.

1.1.5.       Voting Rights.  Except as otherwise provided herein, in the amended and restated certificate of incorporation or by law, every stockholder shall have the right at every meeting of stockholders to one vote for every share standing in the name of such stockholder on the books of the Company which is entitled to vote at such meeting.  Every stockholder may vote either in person or by proxy.

1.1.6.       Notice of Meetings; Waiver.

(a)           Written or printed notice of the place, date and hour of the meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered not less than ten nor more than sixty days prior to the meeting, either personally or by mail, by or at the direction of the board of directors or person calling the meeting, to each stockholder of record entitled to vote at such meeting.  If such notice is mailed, it shall be deemed to have been delivered to a stockholder on the third day after it is deposited in the United States mail, postage prepaid, addressed to the stockholder at his or her address as it appears on the record of stockholders of the Company, or, if he or she shall have filed with the secretary of the Company a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address.  Such further notice shall be given as may be required by law or otherwise provided herein.

(1) Amended and restated as of October [__], 2004 upon the consummation of the merger of B&G Foods, Inc., a Delaware corporation with and into B&G Foods Holdings Corp., a Delaware corporation.  The surviving entity was renamed B&G Foods, Inc.

(b)           No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice.  The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

1.2.          Notice of Stockholder Business and Nominations.

1.2.1.       Annual Meetings of Stockholders.

(a)           Nominations of persons for election to the board of directors of the Company and the proposal of business to be considered by the stockholders at an annual meeting of stockholders may be made (i) by or at the direction of the board of directors or the chairman of the board, or (ii) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (b), (c) and (d) of this Section 1.2.1 and who was a stockholder of record at the time such notice is delivered to the secretary or any assistant secretary of the Company.

(b)           For nominations or other business to be properly brought before an annual meeting by a stockholder, pursuant to clause (ii) of paragraph (a) of this Section 1.2.1, the stockholder must have given timely notice thereof in writing to the secretary or any assistant secretary of the Company.  To be timely, a stockholder’s notice must be given, either by personal delivery or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company (i) not less than 120 days nor more than 150 days before the first anniversary of the date of the Company’s proxy statement in connection with the last annual meeting of stockholders or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, not less than 10 days following the earlier of the day on which notice of the meeting date was mailed and the public announcement of such meeting date.  In no event shall the adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

(c)           For nominations, such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class, series and number of shares of stock of the Company that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act and (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on the Company’s stock transfer books, of such stockholder, (B) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (C) the class, series and number of shares of stock of the Company beneficially owned by such stockholder and (D) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.  The secretary or any assistant secretary shall deliver each such stockholder’s notice that has been timely received to the board of directors or a committee designated by the board of directors for review.

(d)           As to any other business that the stockholder proposes to bring before the meeting, such stockholder’s notice shall set forth (A) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting, (B) the name, business address and residential address, as they appear on the Company’s stock transfer books, of such stockholder proposing such business, (C) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to bring the business before the meeting specified in the notice, (D) the class, series and number of shares of stock of the Company beneficially owned by the stockholder and (E) any material interest of the stockholder in such business.  The secretary or any assistant secretary shall deliver each such stockholder’s notice that has been timely received to the board of directors or a committee designated by the board of directors for review.

1.2.2.       Special Meetings of Stockholders.  Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Company’s notice of meeting pursuant to Section 1.1.6 of these bylaws shall be conducted at such meeting.  Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the board of directors or (ii) by any stockholder of the Company who is entitled to vote at the meeting, who complies with the notice procedures set forth herein and who is a stockholder of record at the time such notice is delivered to the secretary or any assistant secretary of the Company.  Nominations by stockholders of persons for election to the board of directors may be made at such special meeting of stockholders if the stockholder’s notice as required by Section 1.2.1(c) of these bylaws shall be delivered to the secretary or any assistant secretary at the principal executive offices of the Company not earlier than the 150th day prior to such special meeting and not later than the close of business on the later of the120th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.  In no event shall the adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

1.2.3.       General.

(a)           Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in these bylaws.  Except as otherwise provided by law, the amended and restated certificate of incorporation or herein, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defective proposal or nomination shall be disregarded.

(b)           For purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(c)           Notwithstanding the foregoing provisions of these bylaws, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.  Nothing in these bylaws shall be deemed to affect any right of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE II

DIRECTORS

2.1.          Number and Term.  The number of directors shall be such as the board of directors may by resolution direct from time to time.  Except as otherwise provided in the amended and restated certificate of incorporation or by law, at each meeting of the stockholders for the election of directors, provided a quorum is present, the directors shall be elected by a plurality of the votes cast in such election.  Each director shall hold office for a term that will expire at the annual meeting of stockholders immediately succeeding their election, and until his successor shall have been elected and shall qualify, or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.  The chairman of the board, if one be elected, shall be chosen from among the directors.

2.2.          Meetings.

2.2.1.       Place.  Meetings of the board of directors shall be held at such place as may be designated by the board or in the notice of the meeting.

2.2.2.       Regular Meetings.  Regular meetings of the board of directors shall be held at such times as the board may designate.  Notice of regular meetings need not be given.

2.2.3.       Special Meetings.  Special meetings of the board may be called by direction of the chief executive officer or any two members of the board on three days’ notice to each director, either personally or by mail, telegram or facsimile transmission.

2.2.4.       Quorum.  A majority of all the directors in office shall constitute a quorum for the transaction of business at any meeting.

2.2.5.       Voting.  Except as otherwise provided herein, in the amended and restated certificate of incorporation or by law, the vote of a majority of the directors present at any meeting at which a quorum is present shall constitute the act of the board of directors.

2.2.6.       Committees.  The board of directors may, by resolution adopted by a majority of the whole board, designate one or more committees, each committee to consist of one or more directors and such alternate members (also directors) as may be designated by the board.  Unless otherwise provided herein, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.  Except as otherwise provided herein, in the amended and restated certificate of incorporation or by law, any such committee shall have and may exercise the powers of the full board of directors to the extent provided in the resolution of the board directing the committee.

2.3.          Removal of Directors.  Except as otherwise provided by law or the amended and restated amended and restated certificate of incorporation, any director may be removed, either with or without cause, at any time by the affirmative vote of a majority in interest of the holders of record of the stock having voting power at an annual meeting or at a special meeting of the stockholders called for that purpose; and the vacancy in the board caused by any such removal may be filled by the board of directors in the manner provided in Section 2.4 of this Article II.

2.4.          Vacancies.  Subject to the rights of holders of any series of Preferred Stock and subject to the exclusive right of the holders of the Company’s Class B common stock (for so long as Bruckmann,

Rosser, Sherrill & Co. L.P., together with its affiliates (as that is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is the beneficial owner (as that term is defined in Rule 13d-3 of the Exchange Act) of more than 10% of the aggregate outstanding shares of common stock of the Company on a fully-diluted basis) to elect two directors to the board of directors, any vacancy in the board of directors caused by death, resignation, removal (whether or not for cause), disqualification, an increase in the number of directors or any other cause may be filled by the majority vote of the remaining directors of the Company at the next annual meeting, any regular meeting or any special meeting called for the purpose, even if less than a quorum (and not by stockholders).  Each director so elected shall hold office for the unexpired term or for such lesser term as may be designated and until his successor shall be duly elected and qualified, or until his death or until he shall resign or shall have been removed in the manner herein provided.  In case all the directors shall die or resign or be removed or disqualified, any stockholder having voting powers may call a special meeting of the stockholders, upon notice given as herein provided for meetings of the stockholders, at which directors may be elected for the unexpired term.

ARTICLE III

OFFICERS

3.1.          Election.  At its first meeting after each annual meeting of the stockholders, the board of directors shall elect a chief executive officer or president, treasurer, secretary and such other officers as it deems advisable.

3.2.          Authority, Duties and Compensation.  The officers shall have such authority, perform such duties and serve for such compensation as may be determined by resolution of the board of directors.  Except as otherwise provided by board resolution, (i) the chief executive officer shall be the president of the Company, shall have general supervision over the business and operations of the Company, may perform any act and execute any instrument for the conduct of such business and operations and shall preside at all meetings of the board and stockholders, (ii) the other officers shall have the duties customarily related to their respective offices, and (iii) any vice president, or vice presidents in the order determined by the board, shall in the absence of the chief executive officer, have the authority and perform the duties of the chief executive officer.

ARTICLE IV

INDEMNIFICATION

4.1.          Right to Indemnification.  The Company shall indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or trustee of the Company, or is or was serving at the request of the Company as a director, officer or trustee of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (hereinafter an “indemnitee”), against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, to the fullest extent authorized by the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment); provided, that, the Company shall not be required to indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by or in the right of the Company to procure a judgment in its favor unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

4.2.          Advance of Expenses.  In addition to the right to indemnification conferred in Section 4.1 of this Article IV, expenses (including attorneys’ fees) incurred by an indemnitee in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company authorized in this Article IV.

4.3.          Indemnification Not Exclusive; Inuring of Benefit.  The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article IV shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, the amended and restated certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

4.4.          Insurance.  The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Section 145 of the GCL.

4.5.          Employee or Agent.  The Company may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of directors, officers and trustees of the Company.

4.6.          Certain Defined Terms.  For purposes of this Article IV, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, trustees, employees or agents, so that any person who is or was a director, officer, trustee, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

For purposes of this Article IV, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, trustee, employee or agent of the Company which imposes duties on, or involves service by, such director, officer, trustee, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Company for purposes of this Article IV.

4.7.          Contractual Obligation.  The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IV shall be contract rights and shall continue as to a person who has ceased to be a director, officer, trustee employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  Any amendment, alteration or repeal of this Article IV that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE V

TRANSFER OF SHARE CERTIFICATES

Transfers of share certificates and the shares represented thereby shall be made on the books of the Company only by the registered holder or by duly authorized attorney.  Transfers shall be made only on surrender of the share certificate or certificates.

ARTICLE VI

SPECIAL RESTRICTION REGARDING ISSUANCE OF CLASS A COMMON STOCK

The Company shall not issue any shares of Class A Common Stock unless (a) such shares are issued together with the Company’s [___]% Senior Subordinated Notes due 2014 (“Senior Subordinated Notes”) in the form of Enhanced Income Securities (“EISs”) of the Company in a transaction that has been registered with the Securities and Exchange Commission (the “SEC”), (b) any EISs that may result from the combination of such shares of Class A Common Stock and the Company’s Senior Subordinated Notes have been issued in a transaction registered with the SEC or (c) no EISs are outstanding at the time of the issuance.

ARTICLE VII

AMENDMENTS

These bylaws may be amended or repealed by (i) the affirmative vote of the holders of record of a majority of the outstanding shares of the common stock of the Company entitled to vote in respect thereof, given at an annual meeting or at any special meeting, provided that notice of the proposed alteration or repeal or of the proposed new bylaws be included in the notice of such meeting, or (ii) the affirmative vote of a majority of the members of the board of directors, at any regular or special meeting of the board of directors.